Exhibit 107
EX-FILING FEES

Calculation of Filing Fee Tables
SC TO-I
(Form Type)

Nuveen Churchill Private Capital Income Fund
(Name of Issuer)

Nuveen Churchill Private Capital Income Fund
(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$0		$0
Fees Previously Paid	$38,825,127 (1)	0.00015310	$5,944.13 (2)
Total Transaction Valuation	$0		$0
Total Fees Due for Filing			$0
Total Fees Previously Paid			$5,944.13
Total Fee Offsets			$—
Net Fee Due			$0

(1)The transaction value is calculated as the aggregate maximum purchase price for Class I shares of beneficial interest (the “Class I Shares”), Class S shares of beneficial interest (the “Class D Shares” and together with the Class I Shares and Class S Shares, the “Shares”) of Nuveen Churchill Private Capital Income Fund (the “Fund”), based upon the net asset value per Class I Share, Class S Share, and Class D Share as of September 30, 2024 of $24.75, $24.70, and $24.74, respectively. This amount is based upon the offer to purchase up to 1,568,692 Shares.

(2)Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	Nuveen Churchill Private Capital Income Fund	SC TO-I	005-93961	November 27, 2024		$5,944.13
Fee Offset Sources					November 27, 2024		$5,944.13